UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 2, 2016

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

799 W. Coliseum Way

Midvale, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2016 Overstock.com, Inc. (“Overstock”), entered into a Software Licensing Agreement with SiteHelix Inc. (the “Agreement”).  As previously announced, Sam “Saum” Noursalehi, the Company’s President with responsibility for retail operations, is the majority owner of SiteHelix.   Pursuant to the Agreement, SiteHelix granted a non-exclusive, non-transferrable license to its proprietary software to Overstock.  The software is intended to improve customer conversion rates on Overstock’s website.  Pursuant to the Agreement, Overstock will pay SiteHelix 20% of an amount, if any, intended to reflect the economic benefit of the software to Overstock, as calculated by Overstock.  Either party may terminate the Agreement on 30 days’ notice to the other party. In addition to this and other termination rights, Overstock may terminate the Agreement immediately at any time if Overstock determines that it can obtain substantially the same services from an unrelated person or entity at a lower cost, or better services from an unrelated person or entity for substantially the same cost.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Software Licensing Agreement, dated November 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ E. Glen Nickle
E. Glen Nickle
Vice President, Legal and acting General Counsel

Date:	November 4, 2016